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       The Med-Design Corporation Reports First Quarter Financial Results
        Company to Hold Conference Call at 8:30 a.m. EDT Tuesday, May 13


Ventura, CA (May 12, 2003) -The Med-Design Corporation (NASDAQ: MEDC), a leader in the design and development of safety needle products for medical use, announced financial results for the first quarter of 2003.

The net loss for the quarter was $1,756,269, or $0.14 per share, compared to net loss of $1,676,760, or $0.15 per share, for the corresponding period in 2002. Revenue for the three months ended March 31, 2003 was $39,091, an increase of $32,396 as compared to revenue of $6,695 for the corresponding period in 2002. The increase in revenue for the three months ended March 31, 2003 and 2002 reflect royalty payments from our licensed products sold by BD and MedAmicus. Royalties received under our agreement with MedAmicus increased approximately 400% as a result of MedAmicus gaining market share in the introducer niche product market.

Operating expenses for the first quarter were $1,948,715, an increase of $239,974 as compared to operating expenses of $1,708,741 for the corresponding period in 2002. The increase was due primarily to increased general and administrative costs related to additional executive personnel; stock-based compensation related to warrants issued for services; and increased legal, professional and insurance costs. Research and development expenses increased as a result of additional personnel and regulatory costs related to the preparation of the Safety Dental Syringe for manufacture.

Total cash, cash equivalents and available-for-sale securities as of March 31, 2003 were $12,312,037 compared to $14,165,300 at December 31, 2002. The decrease reflects the use of cash in the operations of the business.

James Donegan, Chairman and Chief Executive Officer of Med-Design, commented, "The quarter was highlighted by an increase in the sales of the Safety Seldinger Needle by MedAmicus, who continues to close contracts with major customers. Med-Design also received 510(k) clearance from the Food and Drug Administration for the Safety Dental Injector during the first quarter, an important step in the Company's transformation from a design and development company to a revenue

                                     -more-

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generating company. We were also very pleased to resolve our royalty rate dispute with BD concerning the Integra Syringe. We resolved that Med-Design will receive a royalty rate of 2.5% on all sales of the product in the U.S. and in all international markets where our retracting needle syringe patents are in force."

Mr. Donegan added, "We are encouraged by the interest in our pre-filled devices. We acknowledge that agreements for these devices have taken longer than anticipated. We have learned much in the past three years about the market's manufacturing requirements and regulatory practices, and we believe we have made the necessary design adjustments to meet these needs. We have completed several confidentiality agreements with companies that have expressed interest in our products and we anticipate agreement negotiations in the future."

Conference Call Information

Med-Design will host a conference call that will be broadcast simultaneously on the Internet to discuss first quarter 2003 financial results at 8:30 a.m. EDT (5:30 a.m. PDT) on Tuesday, May 13. Individuals wishing to view the Web cast can access the event at www.med-design.com.

Toll-free telephone lines have been set up to listen to the presentation and participate in a question and answer session.
     | |   Call-in number:  1-888-455-0042
     | |   Password:  NEEDLE

A recorded version of the presentation can be accessed one hour after the conclusion of the call until May 27, 2003.
     | |   Call-in number:  1-800-839-2346


Forward Looking Statements

This release contains forward looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including, among others, the ability of the Company to generate revenue and agreement negotiations regarding pre-filled devices. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements including lack of demand or low demand for Med-Design's products or for safety products generally, delays in introduction of the Safety Dental Injector and Med-Design's licensed products due to manufacturing difficulties or other factors, requirements under Med-Design's contract arrangements, commitments under contractual arrangements Med-Design may enter into, a determination by companies that have entered into confidentiality agreements with us that they do not wish to pursue negotiations for agreements with regard to safety pre-filled devices and other factors discussed in our filings with the Securities and Exchange Commission.

For more information on Med-Design Corporation you may access the Med-Design Corporation Web site at www.med-design.com.


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                   THE MED-DESIGN CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                   March 31,             December 31,
                                                                                     2003                   2002
                                                                                  (Unaudited)
                                                                               ------------------     -----------------
ASSETS
Current assets:
     Cash and cash equivalents                                                      $  1,620,481            $ 1,917,130
     Available-for-sale securities                                                    10,691,556             12,248,170
     Prepaid expenses and other current assets                                           445,280                564,177
                                                                               ------------------     -----------------
          Total current assets                                                        12,757,317             14,729,477


     Notes receivable - related party                                                    259,863                250,000
     Property, plant, and equipment, net of accumulated depreciation of $1,191,368 and $1,158,603 at March 31, 2003 and
         December 31, 2002, respectively                                                 327,157                345,130

     Patents, net of accumulated amortization of $703,872 and $659,144 at
         March 31, 2003 and December 31, 2002, respectively                            1,674,895              1,664,617
                                                                               ------------------     -----------------
     Total assets                                                                    $15,019,232            $16,989,224
                                                                               ==================     =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current maturities of capital lease obligations                                    $  2,650               $  2,574
     Accounts payable                                                                    192,937                290,775
     Accrued compensation and benefits                                                    80,056                467,086
     Other accrued expenses                                                               97,193                189,447
                                                                               ------------------     -----------------
          Total current liabilities                                                      372,836                949,882

     Capital lease obligations, less current maturities                                      814                  1,506
                                                                               ------------------     -----------------

          Total liabilities                                                              373,650                951,388
                                                                               ------------------     -----------------

Commitments and Contingencies

Stockholders' equity
     Preferred stock, $.01 par value, 5,000,000 shares authorized;
        No shares outstanding at March 31, 2003 and December 31, 2002                         --                     --
     Common stock, $.01 par value, 30,000,000 shares authorized;
          12,635,098 and 12,519,798 shares issued and outstanding as of
         March 31, 2003 and December 31, 2002, respectively                              126,351                125,198
     Additional paid-in capital                                                       53,869,177             53,083,149
     Accumulated deficit                                                             (38,989,511)           (37,233,242)
     Accumulated other comprehensive income                                             (360,435)                62,731
                                                                               ------------------     -----------------

Total stockholders' equity                                                            14,645,582             16,037,836
                                                                               ------------------     -----------------

Total liabilities and stockholders' equity                                          $ 15,019,232            $16,989,224
                                                                               ==================     =================
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                   THE MED-DESIGN CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                             Three Months Ended March 31,
                                        -------------------------------------
                                              2003                  2002
                                        --------------      -----------------
Revenue                                  $      39,091               $  6,695
                                        --------------      -----------------

Operating expense:
  General and administrative               $ 1,534,357            $ 1,362,263
  Research and development                     414,358                346,478
                                        --------------      -----------------
  Total operating expenses                   1,948,715              1,708,741

  Loss from operations                      (1,909,624)            (1,702,046)
  Interest expense                                (113)                  (370)
  Investment income                            153,468                 25,656
                                        --------------      -----------------
Net loss                                   ($1,756,269)           ($1,676,760)
                                        ==============      =================


Basic and diluted loss per common share:

  Net loss                                      ($0.14)                ($0.15)

Weighted average common shares
  outstanding                               12,618,998             11,116,954


         Options and warrants to purchase 2,642,819 shares of common stock as of March 31, 2003 and 2,368,416 shares of common stock as of March 31, 2002 were not included in computing diluted earnings per share as the effect was antidilutive.